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COLONIAL REALTY LIMITED PARTNERSHIP                                Exhibit 12.1
RATIO OF EARNINGS TO FIXED CHARGES
(ALL AMOUNTS IN THOUSANDS)

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                                For the Quarter    For the Year      For the Year     For the Year    For the Year     For the Year
                                     Ended            Ended             Ended            Ended           Ended             Ended
Description                         06/30/02         12/31/01          12/31/00         12/31/99        12/31/98          12/31/97
-----------                     ---------------    ------------      ------------     ------------    ------------      ------------
FIXED CHARGES:
Interest expense                    $ 15,223         $ 71,397          $ 71,855         $ 57,211         $ 52,063         $  40,496
Capitalized interest                   2,229           10,608             9,553            8,664            3,727             4,145
Debt costs amortization                  728            1,321             1,224            1,450              958               815
                                    --------         ---------         ---------        ---------        ---------         ---------

TOTAL FIXED CHARGES                 $ 18,180         $ 83,326          $ 82,632         $ 67,325         $ 56,748         $  45,456

Earnings:
Net income                          $ 38,902         $ 86,399          $ 79,125         $ 84,675         $ 68,623         $  46,190
(Gain) loss from sale of property    (22,304)         (15,674)           (8,165)          (7,444)              19            (2,567)
Extraordinary (gain) loss                 --               --               418              628             --               3,650
Capitalized Interest                  (2,229)         (10,608)           (9,553)          (8,664)          (3,727)           (4,145)
Fixed Charges                         18,180           83,326            82,632           67,325           56,748            45,456
                                   ---------         ---------         ---------        ---------        ---------         ---------
TOTAL                               $ 32,549         $143,443          $144,457         $136,520         $121,663         $  88,584

RATIO OF EARNINGS TO FIXED CHARGES      1.79             1.72              1.75             2.03             2.14              1.95
                                   =========         =========         =========        =========       =========         =========



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